Exhibit 10.22

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), effective as of May 2nd, 2017 (the “Effective Date”) is entered into by Constellation Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 215 First Street, Suite 200, Cambridge, MA 02142 (the “Company”), and Oncology Drug Development, LLC., a Pennsylvania company (the “Consultant”) with principal place of business at 411A Highland Ave, Suite 307, Somerville, MA 02144 (the “Consultant”).

INTRODUCTION

The Consultant is an expert generally in the field of clinical development of oncology drugs (hereinafter called the “Field”) and the Company wishes to engage the Consultant on an exclusive basis during the Consultation Period (defined below) for the purpose of Consultant giving such advice and assistance as he may be able to give in the Field. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to be a contact for the Company to discuss, counsel, provide analysis and point of view on topics related to the Field (the “Services”). During the Consultation Period (as defined below), the Consultant shall not engage in any activity that has a conflict of interest with the Company in the Field, including any competitive employment, business, or other activity. Time is of the essence for this Agreement.

2. Consultation Period. This Agreement shall continue for a period of one (1) year from the Effective Date (the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4 or extended by mutual written agreement of the parties.

3. Compensation.

3.1 Consulting Fees. In consideration and subject to performance of the Services, the Company shall pay to the Consultant consulting fees as follows: (i) if the total number of hours per calendar month is smaller than 40, five hundred and fifty Dollars ($550.00) per hour or (ii) if the total number of hours per calendar month is greater than 40, four hundred and eighty Dollars ($480.00) per hour. Payment for any partial hours shall be prorated.

3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with the performance of the Services under this Agreement. The Consultant shall submit to the Company itemized monthly statements and reasonable supporting documentation, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant all undisputed amounts shown on each such statement as set forth in Section 3.3 below. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of Two Hundred Fifty ($250) U.S. Dollars per month without the prior written approval of the Company.

3.3 Invoices. Consultant shall issue an invoice to Company once monthly in arrears for its fees for Services rendered in the immediately preceding month, calculated as provided in Section 3.1 above, together with a detailed breakdown of any expenses (and the accompanying back up documentation) for such month incurred in accordance with Section 3.2. The fees set forth on the invoice shall be inclusive of any applicable sales, use, valued added, and similar taxes related to the provision of the Services. Each invoice shall contain a detailed description of the Services rendered and the time spent thereon. Company shall pay all properly invoiced and undisputed amounts due to Consultant within 30 days after Company’s receipt of such invoice. All payments hereunder shall be in US dollars and made by check or wire transfer to Consultant pursuant to the payment instructions set forth on Consultant’s invoice.

4. Termination. (a) The Company or the Consultant may terminate this Agreement at any time for any reason with ten (10) days written notice. (b) The terms and obligations set forth in this Section 4(b), and Sections 7 through 17 shall survive any termination of this Agreement or expiration of the Consultation Period.

5. Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Section intentionally omitted

7. Inventions and Proprietary Information.

7.1 Inventions. The results of any work performed by Consultant as part of the Services provided under this Agreement and all intellectual property rights therein, whether made solely by Consultant or jointly with others (“Inventions”) shall be the sole property of the Company and the Consultant (i) shall promptly report to the Company in full all Inventions, and (ii) agrees to assign, and hereby does assign, all Inventions and all Proprietary Information (as defined below), and all intellectual property rights therein, to Company and cooperate with Company in executing such assignments or other documents needed to protect Company’s intellectual property rights in Inventions..

7.2 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his Services to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention. Proprietary Information is and will be the exclusive property of the Company and shall be used by Consultant solely in the performance of his duties under this Agreement.

(b) “Proprietary Information” means any non-public scientific, technical, financial or business information (whether or not labeled as confidential and whether or not patentable or copyrightable) owned, possessed or used by the Company that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of performance of the Services, including, but not limited to Inventions.

(c) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all tangible materials containing any Proprietary Information in Consultant’s possession.

(d) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

7.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

8. Warranty. Consultant represents and warrants that the Services shall be performed in a professional, expeditious and workmanlike manner in accordance with the highest applicable standards for similar services and in compliance with all applicable laws, rules, regulations and professional standards. Consultant further represents and warrants that (a) Consultant has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform all Consultant’s obligations hereunder and (b) Consultant has not been debarred pursuant to subsections 306(a) or 306(b) of the U.S. Food, Drug and Cosmetic Act (21 U.S.C. 335(a) and (b)) or otherwise disqualified or restricted by the U.S. Food and Drug Administration or other agency or subdivision of the U.S. Government in any way. Consultant agrees to promptly disclose to Company any such debarment, disqualification or restriction during the Consultation Period.

9. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant shall not be entitled to any Company benefits, coverages or privileges made available to employees of the Company, including, but not limited to, unemployment benefits, medical or pension payments. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

10. Publicity. During the term of this Agreement the Consultant may be listed on the Company’s website, corporate documents, and other public forums, press releases, Company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with the Securities and Exchange Commission, as a consultant to the Company.

11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery with receipt acknowledged, by registered or certified mail, postage prepaid, return receipt requested or prepaid internationally recognized courier air delivery service (e.g., Federal Express) addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement between the parties.

14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of Massachusetts, U.S.A. without regard to any choice of law principle that would dictate the law of another jurisdiction.

16. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the rights and obligations of the Consultant are personal and may not be assigned or transferred by Consultant. Any assignment by Consultant without the Company’s prior written consent shall be void.

17. Miscellaneous

17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in a writing signed by an officer of the Company and solely limited to that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby and the provision which is invalid, illegal, or otherwise unenforceable will be appropriately limited and reformed to the maximum extent permitted by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CONSTELLATION PHARMACEUTICALS, INC.

By:	/s/ Matthias Jaffe
Name: Matthias Jaffe
Title: CFO

Date: May 3, 2017

CONSULTANT

/s/ Adrian Senderowicz
Oncology Drug Development, LLC

Adrian Senderowicz, MD

President

Date: May 2, 2017

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